NI Holdings, Inc. Reports Results for Fourth Quarter and Year Ended December 31, 2022

FARGO, North Dakota, March 8, 2023 – NI Holdings, Inc. (NASDAQ: NODK) announced today results for the year ended December 31, 2022.

Summary of Year-End 2022 Results

(All comparisons vs. year-end 2021, unless noted otherwise)

•	Direct written premiums of $88.1 million, up 16.9% compared to prior year quarter and full year direct written premiums of $389.7 million, up 13.9% compared to prior year
•	Direct written premium growth across all segments compared to prior year, led by Non-Standard Auto up 26.8%, Crop up 22.2% and Commercial up 15.3%
•	Net earned premiums of $84.7 million, up 8.6% compared to prior year quarter and full year net earned premiums of $328.3 million up 9.6% compared to prior year
•	Combined Ratio of 119.9% for full year 2022 versus 104.3% for prior year, driven by elevated loss costs as a result of higher inflation and an increase in catastrophe events in the current year
•	Total pre-tax catastrophe losses, net of reinsurance, of $68.5 million year-to-date, which adversely impacted the year-to-date combined ratio by 21.2 percentage points
•	Net investment losses of $13.1 million year-to-date, driven by unfavorable equity market conditions
•	Earnings per share of $0.04 compared to $0.29 for the quarter, and loss per share of $2.49 compared to earnings per share of $0.39 for the year
•	The Company repurchased 95,741 shares of common stock at an average price of $13.68 per share for a total of $1.3 million during the quarter and 269,160 shares of common stock at an average price of $15.53 for a total of $4.1 million during the year

	Three Months Ended December 31,			Year Ended December 31,
Dollars in thousands, except per share data (unaudited)	2022	2021	Change	2022	2021	Change
Direct written premiums	$88,064	$75,338	16.9%	$389,706	$342,215	13.9%
Net earned premiums	$84,675	$78,000	8.6%	$328,290	$299,589	9.6%
Loss and LAE ratio	78.9%	65.2%	13.7 pts	89.7%	72.2%	17.5 pts
Expense ratio	30.6%	33.5%	(2.9 pts)	30.2%	32.1%	(1.9 pts)
Combined ratio	109.4%	98.6%	10.8 pts	119.9%	104.3%	15.6 pts
Net income (loss) attributable to NI Holdings	$890	$6,128	(85.5%)	($53,096)	$8,416	nm
Return on average equity	1.4%	7.2%	(5.8 pts)	(17.9%)	2.4%	(20.3 pts)
Basic earnings (loss) per share	$0.04	$0.29	(86.2%)	($2.49)	$0.39	nm

nm = not meaningful

Management Commentary

“In the fourth quarter our Commercial segment continued to be challenged by increased frequency and severity of fire losses in addition to freeze losses related to Winter Storm Elliott, while all of our segments were impacted by elevated industrywide loss costs,” said Michael J. Alexander, President and Chief Executive Officer. “We were pleased with the performance in our Private Passenger Auto and Home/Farm segments during the quarter as our earlier underwriting actions and rate increases have started to drive improved performance in those segments. The company continued its strong growth this quarter, led by the Non-Standard Auto segment, as a result of new business growth and rate increases implemented earlier this year.

For the year, 2022 proved to be challenging for the company. We faced elevated loss costs as a result of inflation, record weather-related losses, and difficult equity markets. Despite these challenging conditions, we saw an improvement in our results late in the year, driven by our earlier rate and underwriting actions. We remain committed to continuing to take these actions as long as necessary to build upon that momentum throughout 2023.”

Securities and Exchange Commission (SEC) Filings

The Company’s Annual Report on Form 10-K and latest financial supplement can be found on the Company’s website at www.niholdingsinc.com. The Company’s filings with the SEC can also be found at www.sec.gov.

About the Company

NI Holdings, Inc. is an insurance holding company. The company is a North Dakota business corporation that is the stock holding company of Nodak Insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly-owned stock subsidiary of NI Holdings. NI Holdings’ financial statements are the consolidated financial results of NI Holdings; Nodak Insurance, including Nodak’s wholly-owned subsidiaries American West Insurance Company and Primero Insurance Company, and its affiliate Battle Creek Mutual Insurance Company; Direct Auto Insurance Company; and Westminster Insurance Company.

Safe Harbor Statement

Some of the statements included in this news release, particularly those anticipating future financial performance, including investment performance and yields, business prospects, growth and operating strategies, the impact of pricing and underwriting changes on operating results, and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss adjustment expense reserves, business and economic conditions, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, including the impacts of climate change, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time, the impact of inflation on our operating results, and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Investor Relations Contact:
Seth Daggett

Executive Vice President, Treasurer and Chief Financial Officer
701-298-4348
IR@nodakins.com